        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Second-Quarter 2026 Financial Results
CHICAGO, July 29, 2026 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, reported growth in revenue, operating and adjusted operating income, and margins in the second quarter.
“We are continuing to deliver profitable growth with meaningful increases in operating and free cash flows," said Kunal Kapoor, Morningstar's CEO. "Morningstar is accelerating an ambitious strategy, unlocking speed to insights by building agentic workflows and tools atop our data, research, and intellectual property. We’re enabling broader access to this content through new and expanded collaborations with leading model and enterprise technology providers.
"We are also doubling down on helping investors navigate the convergence of public and private markets. Momentum is building with continued strength in Morningstar Credit partly driven by private ratings activity, Morningstar Wealth’s recent announcement of a collaboration to create public/private models with leading asset managers, and expanded research coverage including the latest State of Semiliquid Funds report."
The Company's quarterly shareholder letter available at shareholders.morningstar.com provides more context on its second-quarter results and business performance.
Second-Quarter 2026 Financial Highlights
•Reported revenue increased 9.6% to $663.2 million compared to the prior-year period; organic revenue increased 6.8%. Excluding the impact from the sunsetting of certain products, organic revenue would have increased 8.2%.
•Reported operating income increased 28.4% to $160.6 million; adjusted operating income increased 22.7%.
•Diluted net income per share increased 35.4% to $2.83; adjusted diluted net income per share increased 29.2% to $3.10.
•Cash provided by operating activities increased 57.3% to $155.7 million; free cash flow increased 96.3% to $122.5 million.
•Share repurchases totaled 567,844 shares for $100.0 million.
Year-To-Date Financial Highlights
•Reported revenue increased 10.2% to $1.3 billion compared to the prior-year period; organic revenue increased 7.2%. Excluding the impact from the sunsetting of certain products, organic revenue would have increased 8.5%.
•Reported operating income increased 32.3% to $316.5 million; adjusted operating income increased 27.2%.

•Diluted net income per share increased 41.9% to $5.55; adjusted diluted net income per share increased 35.4% to $6.27.
•Cash provided by operating activities increased 30.1% to $247.2 million; free cash flow increased 45.3% to $176.1 million.
•Share repurchases totaled 2,291,256 shares for $400.0 million.
Second-Quarter 2026 Results
Revenue increased 9.6% to $663.2 million on a reported basis and 6.8% on an organic basis versus the prior-year period. Morningstar Credit, Morningstar Direct Platform, and PitchBook were the largest contributors to organic revenue growth. Excluding the impact of the sunsetting of Morningstar Office in Morningstar Wealth and the second-party opinions product in Morningstar Sustainalytics, organic revenue would have increased 8.2%.
Operating expense increased 5.9% to $509.4 million versus the prior-year period. The largest driver was a $7.4 million increase in compensation costs, primarily due to higher stock-based compensation and bonus expense, which included the impact of strong performance compared to targets. A $6.7 million increase in certain technology infrastructure costs, including higher cloud spending primarily related to the migration from on-premise data centers and computer and software costs associated with AI initiatives also contributed, as did a $5.6 million increase in intangible amortization expenses primarily due to the February 2026 acquisition of the Center for Research in Security Prices (CRSP).
Second-quarter operating income increased 28.4% to $160.6 million. Adjusted operating income was $175.9 million, an increase of 22.7%. Second-quarter operating margin was 24.2%, compared with 20.7% in the prior-year period. Adjusted operating margin was 26.5% in the second quarter of 2026, versus 23.7% in the prior-year period. The acquisition of CRSP was accretive to adjusted operating margin in the quarter.
Net income in the second quarter of 2026 was $107.8 million, or $2.83 per diluted share, compared with net income of $89.0 million, or $2.09 per diluted share, in the prior-year period, an increase of 35.4% on a per diluted share basis. Adjusted diluted net income per share increased 29.2% to $3.10 in the second quarter of 2026, compared with $2.40 in the prior-year period.
The Company's effective tax rate increased to 26.2% in the second quarter of 2026 versus 22.8% in the prior-year period, primarily due to a negative tax impact resulting from the vesting of employee stock-based compensation in 2026 compared with a tax benefit resulting from vesting activity in 2025. Deferred taxes recorded in the second quarter of 2026 with respect to unremitted foreign earnings also contributed.
Segment Highlights
Morningstar Direct Platform
Morningstar Direct Platform contributed $222.1 million to consolidated revenue and $12.9 million to consolidated revenue growth, with revenue increasing 6.2% compared to the prior-year period, or 4.8% on an organic basis. Higher revenue was primarily driven by Morningstar Data and Morningstar Direct. Morningstar Data organic revenue growth was driven in part by expansion with existing clients supported by new use cases, with continued strength in the managed investment data and Morningstar Essentials products, partially offset by softness in exchange market data. Morningstar Direct growth reflected increased revenue per license and expansion with existing clients in reporting solutions. Direct licenses were relatively flat compared with the prior-year period.
Morningstar Direct Platform adjusted operating income increased 4.2% to $100.3 million, and adjusted operating margin decreased 0.8 percentage points to 45.2%, due in part to higher compensation costs largely driven by a shift of additional research and sales resources to support Direct Platform growth priorities, partially offset by targeted reorganizations in the fourth quarter of 2025. Increased technology infrastructure costs primarily driven by cloud migration also contributed.
PitchBook
PitchBook contributed $174.7 million to consolidated revenue and $8.2 million to consolidated revenue growth, with revenue increasing 4.9% on a reported and organic basis compared to the prior-year period. The increase in revenue was primarily driven by the PitchBook platform and strength in the direct data business, which continued to expand from a smaller revenue base. Growth reflected contributions from most core investor and advisor client segments, partially offset by softness in venture capital and elevated churn in the corporate client segment. Licensed user counts were relatively flat compared to the prior-year period.
PitchBook adjusted operating income increased 0.4% to $53.0 million, and adjusted operating margin decreased 1.4 percentage points to 30.3%. The decline in adjusted operating margin was largely driven by an increase in compensation costs, which included the impact of additional headcount to support new growth initiatives. Increased technology infrastructure costs primarily related to AI initiatives also contributed.
Morningstar Credit
Morningstar Credit contributed $104.9 million to consolidated revenue and $19.9 million to consolidated revenue growth, with revenue increasing 23.4% compared to the prior-year period, or 23.3% on an organic basis, supported by robust issuance. Revenue grew across geographies and most asset classes, with particular strength in US structured finance ratings and Canadian and US corporates.
Morningstar Credit adjusted operating income increased 26.2% to $38.5 million, and adjusted operating margin increased 0.8 percentage points to 36.7%. The increase in adjusted operating income and margin reflected revenue growth, partially offset by higher compensation costs. The increase in compensation was driven by higher salaries and benefits due to added headcount to support growth and higher bonus expense reflecting strong performance against targets.
Morningstar Wealth
Morningstar Wealth contributed $60.3 million to consolidated revenue and negative $4.0 million to consolidated revenue growth, with revenue decreasing 6.2% compared to the prior-year period, or 4.6% on an organic basis. Organic revenue excluded interim service fees received from AssetMark associated with the Company's sale of customer assets from the US Morningstar Wealth Turnkey Asset Management Platform from the prior-year period, and foreign currency impact. Excluding the impact from the sunsetting of Morningstar Office, organic revenue would have increased 5.3%, supported by growth in Investment Management.

Reported assets under management and advisement (AUMA) decreased 4.5% to $63.8 billion compared with the prior-year period. Excluding the impact of the loss of an Asset Allocation Services client, which accounted for a negligible share of Investment Management revenue, AUMA would have increased compared to the prior-year period. Combined Morningstar Model Portfolio and International Wealth Platform AUMA increased 16.2% to $55.3 million, supported by market appreciation and positive net flows outside the US.
Morningstar Wealth adjusted operating income increased 163.3% to $7.9 million, and adjusted operating margin increased 8.4 percentage points to 13.1%.
Morningstar Retirement
Morningstar Retirement contributed $37.9 million to consolidated revenue and $5.5 million to consolidated revenue growth. Revenue increased 17.0% on a reported and organic basis. AUMA increased 9.0% to $311.0 billion compared with the prior-year period, primarily due to market gains and supported by positive net flows to traditional and Advisor Managed Accounts.
Morningstar Retirement adjusted operating income increased 26.0% to $19.4 million, and adjusted operating margin increased 3.7 percentage points to 51.2%.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $63.3 million to consolidated revenue and $15.6 million to consolidated revenue growth, with reported revenue increasing 32.7%, or 1.2% on an organic basis, compared to the prior-year period, driven by Morningstar Indexes. Organic revenue growth excludes revenue associated with the CRSP acquisition and foreign currency impact.
Morningstar Indexes revenue increased on a reported and organic basis, with reported growth driven primarily by the CRSP acquisition. Morningstar Sustainalytics revenue declined on a reported and organic basis primarily due to the retirement of the second-party opinions product.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $43.2 million compared with negative $54.6 million in the prior-year period.
Balance Sheet and Capital Allocation
As of June 30, 2026, the Company had cash, cash equivalents, and investments totaling $523.8 million and $1.7 billion of debt, compared with $528.7 million and $1.1 billion, respectively, as of Dec. 31, 2025.
Cash provided by operating activities increased 57.3% to $155.7 million. Free cash flow increased 96.3% to $122.5 million in the second quarter of 2026, mainly reflecting higher cash earnings as well as a decrease in capital expenditures compared to the prior-year period.
During the quarter, the Company increased its debt by $0.3 million, net, repurchased $100.0 million of its shares, and paid $19.0 million in dividends.

Use of Non-GAAP Financial Measures
Organic revenue, adjusted operating income (loss), adjusted operating margin, adjusted diluted net income per share, and free cash flow are non-GAAP financial measures. The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission (the SEC), on a monthly basis, with the exception of months when it releases earnings.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, institutional investors in the debt and private capital markets, and alliances and redistributors. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $375 billion in AUMA as of June 30, 2026. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "aim," "committed," "consider," "future," "is designed to," "maintain," "may," "might," "objective," "ongoing," "could," "expect," "possible," "potential," "predict," "prospects," "continue," "strategy," "will," "would," "evaluate," or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to achieve the anticipated benefits of the CRSP acquisition; failing to maintain and protect our brand, independence, and reputation; failing to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; changing economic and market conditions, including prolonged volatility, recessions, or downturns affecting the financial, data and software sectors and global financial markets, fluctuating interest rates, and the impacts of global trade policies, may negatively impact our financial results, including those of our asset-based businesses; compliance failures, regulatory action, or changes in or expansion of laws applicable to our regulated businesses; failing to innovate or streamline our product and service offerings or meet or anticipate our clients’ changing needs; impact of artificial intelligence technologies and related costs on our business and reputation, as well as legal and reputational risks as they are incorporated into our products and tools; failing to detect errors in our products or methodology or our products performing improperly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; failing to scale our operations and increase productivity in order to implement our business plans and strategies, including failing to manage costs related thereto; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs to address materially disruptive events; our strategic transactions, acquisitions, divestitures and investments in companies or technologies failing to yield expected business or financial benefits, negatively impacting our operating results and our ability to deliver long-term value to shareholders; triggering events for impairment of goodwill or assets; failing to maintain growth across our businesses due to changes in geopolitics and the regulatory landscape; failing to recognize deferred revenue; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness (and rising interest rates) on our cash flow and financial and operational flexibility; liability, regulatory scrutiny, costs and reputational risks relating to environmental, social, and governance considerations; our dependence on third-party service providers in our operations; inadequacy of our insurance coverage; challenges in accounting for tax complexities in the global jurisdictions we operate in could materially affect our tax obligations and tax rates; the potential impact of vendor consolidation and clients' strategic decisions to replace our products and services with in-house products and services; our ability to build and maintain short-term and long-term shareholder value and pay dividends to our shareholders; our ability to repurchase shares of our common stock; our ability to maintain existing business and renewal rates and to gain new business; the impact of recently issued accounting pronouncements on our consolidated financial statements and related disclosures; impact on our stock price due to market conditions, any future sales of our common stock and fluctuations in our operating results; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Report on Form 10-K. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q, and 8-K. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Morningstar in any jurisdiction.

Articles, documents and links referred to or included in this press release are not incorporated by reference into this press release or any other SEC filing.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2026 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2026	2025	Change	2026	2025	Change

Revenue	$663.2	$605.1	9.6%	$1,308.0	$1,187.0	10.2%
Operating expense:
Cost of revenue	239.3	230.6	3.8%	478.2	462.0	3.5%
Sales and marketing	118.1	119.7	(1.3)%	233.3	232.3	0.4%
General and administrative	98.5	82.0	20.1%	182.5	158.5	15.1%
Depreciation and amortization	53.5	48.5	10.3%	105.2	95.8	9.8%
Total operating expense	509.4	480.8	5.9%	999.2	948.6	5.3%

Other operating income	6.8	0.8	NMF	7.7	0.8	NMF

Operating income	160.6	125.1	28.4%	316.5	239.2	32.3%
Operating margin	24.2%	20.7%	3.5 pp	24.2%	20.2%	4.0 pp

Non-operating expense, net:
Interest expense, net	(17.1)	(7.4)	NMF	(30.8)	(12.8)	NMF
Other income (expense), net	3.5	(1.2)	NMF	3.1	(1.4)	NMF
Non-operating expense, net	(13.6)	(8.6)	NMF	(27.7)	(14.2)	NMF

Income before income taxes and equity in investments of unconsolidated entities	147.0	116.5	26.2%	288.8	225.0	28.4%
Equity in investments of unconsolidated entities	(0.9)	(1.2)	NMF	(1.0)	(3.8)	NMF
Income tax expense	38.3	26.3	45.6%	72.9	53.7	35.8%
Consolidated net income	$107.8	$89.0	21.1%	$214.9	$167.5	28.3%

Net income per share:
Basic	$2.85	$2.11	35.1%	$5.59	$3.94	41.9%
Diluted	$2.83	$2.09	35.4%	$5.55	$3.91	41.9%
Weighted average shares outstanding:
Basic	37.8	42.2		38.5	42.5
Diluted	38.1	42.5		38.7	42.8
___________________________________________________________________________________________________________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	As of June 30, 2026 (unaudited)	As of December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$489.5	$474.5
Investments	34.3	54.2
Accounts receivable, net	382.9	390.4
Income tax receivable	12.7	16.2
Other current assets	115.5	102.7
Total current assets	1,034.9	1,038.0

Goodwill	1,745.6	1,610.8
Intangible assets, net	569.2	379.3
Property, equipment, and capitalized software, net	239.6	231.9
Operating lease assets	164.7	159.0
Investments in unconsolidated entities	49.8	50.3
Deferred tax assets	90.8	78.7
Other assets	51.1	42.2
Total assets	$3,945.7	$3,590.2

Liabilities and equity
Current liabilities:
Deferred revenue	$628.4	$586.1
Accrued compensation	181.3	294.2
Accounts payable and accrued liabilities	91.9	97.9
Operating lease liabilities	41.8	41.8
Current portion of long-term debt	18.2	—
Income tax payable	14.7	24.0
Other current liabilities	4.0	9.3
Total current liabilities	980.3	1,053.3

Operating lease liabilities	149.7	146.7
Accrued compensation	20.2	20.1
Deferred tax liabilities	22.1	27.2
Long-term debt	1,695.1	1,072.6
Income tax payable	14.4	13.1
Other long-term liabilities	40.1	35.3
Total liabilities	2,921.9	2,368.3
Total equity	1,023.8	1,221.9
Total liabilities and equity	$3,945.7	$3,590.2

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2026	2025	2026	2025
Operating activities
Consolidated net income	$107.8	$89.0	$214.9	$167.5
Adjustments to reconcile consolidated net income to net cash flows from operating activities	67.3	60.7	119.1	114.2
Changes in operating assets and liabilities, net	(19.4)	(50.7)	(86.8)	(91.7)
Cash provided by operating activities	155.7	99.0	247.2	190.0
Investing activities
Capital expenditures	(33.2)	(36.6)	(71.1)	(68.8)
Acquisitions, net of cash acquired	—	(0.6)	(359.6)	(39.1)
Purchases of investments in unconsolidated entities	(0.4)	(1.3)	(0.5)	(2.5)
Other, net	7.6	14.6	20.8	15.8
Cash used for investing activities	(26.0)	(23.9)	(410.4)	(94.6)
Financing activities
Common shares repurchased	(100.0)	(112.0)	(400.0)	(221.6)
Dividends paid	(19.0)	(19.3)	(38.9)	(38.8)
Repayments of debt	(84.7)	(85.0)	(114.7)	(125.0)
Proceeds from debt	85.0	120.0	755.0	265.0
Other, net	(11.9)	(12.2)	(15.1)	(12.2)
Cash provided by (used for) financing activities	(130.6)	(108.5)	186.3	(132.6)
Effect of exchange rate changes on cash and cash equivalents	(2.4)	25.4	(8.1)	38.0
Net increase (decrease) in cash and cash equivalents	(3.3)	(8.0)	15.0	0.8
Cash and cash equivalents-beginning of period	492.8	511.5	474.5	502.7
Cash and cash equivalents-end of period	$489.5	$503.5	$489.5	$503.5

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended June 30,				Six months ended June 30,
(in millions)	2026	2025	Change	Organic	2026	2025	Change	Organic
Morningstar Direct Platform
Revenue	$222.1	$209.2	6.2%	4.8%	$437.3	$408.4	7.1%	4.9%
Adjusted Operating Income	$100.3	$96.3	4.2%		$191.3	$183.4	4.3%
Adjusted Operating Margin	45.2%	46.0%	(0.8) pp		43.7%	44.9%	(1.2) pp

PitchBook
Revenue	$174.7	$166.5	4.9%	4.9%	$347.1	$330.2	5.1%	4.9%
Adjusted Operating Income	$53.0	$52.8	0.4%		$104.6	$105.1	(0.5)%
Adjusted Operating Margin	30.3%	31.7%	(1.4) pp		30.1%	31.8%	(1.7) pp

Morningstar Credit
Revenue	$104.9	$85.0	23.4%	23.3%	$205.9	$158.0	30.3%	28.3%
Adjusted Operating Income	$38.5	$30.5	26.2%		$79.7	$51.9	53.6%
Adjusted Operating Margin	36.7%	35.9%	0.8 pp		38.7%	32.8%	5.9 pp

Morningstar Wealth
Revenue	$60.3	$64.3	(6.2)%	(4.6)%	$118.3	$125.6	(5.8)%	(3.2)%
Adjusted Operating Income	$7.9	$3.0	163.3%		$13.5	$2.2	NMF
Adjusted Operating Margin	13.1%	4.7%	8.4 pp		11.4%	1.8%	9.6 pp

Morningstar Retirement
Revenue	$37.9	$32.4	17.0%	17.0%	$76.7	$65.3	17.5%	17.5%
Adjusted Operating Income	$19.4	$15.4	26.0%		$39.2	$30.0	30.7%
Adjusted Operating Margin	51.2%	47.5%	3.7 pp		51.1%	45.9%	5.2 pp

Consolidated Revenue
Total Reportable Segments	$599.9	$557.4	7.6%		$1,185.3	$1,087.5	9.0%
Corporate and All Other (1)	63.3	47.7	32.7%		122.7	99.5	23.3%
Total Revenue	$663.2	$605.1	9.6%	6.8%	$1,308.0	$1,187.0	10.2%	7.2%

Consolidated Adjusted Operating Income
Total Reportable Segments	$219.1	$198.0	10.7%		$428.3	$372.6	14.9%
Less: Corporate and All Other (2)	(43.2)	(54.6)	NMF		(73.8)	(93.8)	NMF
Adjusted Operating Income	$175.9	$143.4	22.7%		$354.5	$278.8	27.2%
Adjusted Operating Margin	26.5%	23.7%	2.8 pp		27.1%	23.5%	3.6 pp
___________________________________________________________________________________________________________________________________________________________________

(1) Corporate and All Other provides a reconciliation between revenue from our Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $25.5 million and $27.3 million for the three months ended June 30, 2026 and 2025, respectively, and $52.1 million and $56.1 million for the six months ended June 30, 2026, and 2025, respectively. Revenue from Morningstar Indexes was $37.8 million and $20.4 million for the three months ended June 30, 2026 and 2025, respectively, and $70.6 million and $43.4 million for the six months ended June 30, 2026, and 2025, respectively.
(2) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. For the three months ended June 30, 2026 and 2025, unallocated corporate expenses were $55.6 million and $50.1 million, respectively. For the six months ended June 30, 2026 and 2025, unallocated corporate expenses were $97.4 million and $91.9 million, respectively. Unallocated corporate expenses include finance, human resources, legal, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of June 30,
AUMA (approximate) ($bil)	2026	2025	Change
Morningstar Retirement
Managed Accounts	$194.4	$171.7	13.2%
Fiduciary Services	71.0	63.3	12.2%
Custom Models/CIT	45.6	50.4	(9.5)%
Morningstar Retirement (total)	$311.0	$285.4	9.0%
Investment Management
Morningstar Model Portfolios (1)	$55.3	$47.6	16.2%
Institutional Asset Management	5.7	5.8	(1.7)%
Asset Allocation Services	2.8	13.4	(79.1)%
Investment Management (total)	$63.8	$66.8	(4.5)%

Asset value linked to Morningstar Indexes ($bil) (2)	$3,608.5	$221.0	NMF

	Three months ended June 30,			Six months ended June 30,
	2026	2025	Change	2026	2025	Change
Average AUMA ($bil)	$358.1	$346.8	3.3%	$364.7	$343.9	6.0%
____________________________________________________________________________________________________________________________________________________________________________________________________________

(1) Includes AUMA in Morningstar Model Portfolios and assets on the International Wealth Platform invested in third-party model portfolios.
(2) Includes $3.3 trillion of assets linked to CRSP indexes as of June 30, 2026.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with US Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:

•"Organic Revenue" is consolidated revenue before (1) acquisitions and divestitures, (2) adoption of new accounting standards or revisions to accounting practices (accounting changes), and (3) the effect of foreign currency translations.
•"Adjusted Operating Income (Loss)" is consolidated operating income (loss) excluding (1) intangible amortization expense, (2) the impact of merger, acquisition, and divestiture-related activity which, when applicable, may include certain non-recurring expenses such as pre-deal due diligence, transaction costs, contingent consideration, severance, and post-close integration costs (M&A-related expenses), and (3) certain other one-time, non-recurring items which management does not consider when evaluating ongoing performance (other non-recurring items).
•"Adjusted Operating Margin" is operating margin excluding (1) intangible amortization expense, (2) M&A-related expenses, and (3) other non-recurring items.
•"Adjusted Diluted Net Income Per Share" is consolidated diluted net income per share excluding (1) intangible amortization expense, (2) M&A-related expenses, (3) other non-recurring items, and (4) non-operating gains and losses.
•"Free Cash Flow" is cash provided by or used for operating activities less capital expenditures.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures (including sale of assets), Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income (loss), adjusted operating margin, and adjusted diluted net income per share to better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of intangible amortization expense, M&A-related expenses, and certain other one-time, non-recurring items.
In addition, Morningstar presents free cash flow as a supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business.

	Three months ended June 30,			Six months ended June 30,
(in millions)	2026	2025	Change	2026	2025	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$663.2	$605.1	9.6%	$1,308.0	$1,187.0	10.2%
Acquisitions	(14.5)	—	NMF	(25.0)	—	NMF
Divestitures	(5.7)	(6.4)	NMF	(8.7)	(14.0)	NMF
Effect of foreign currency translations	(3.5)	—	NMF	(17.0)	—	NMF
Organic revenue	$639.5	$598.7	6.8%	$1,257.3	$1,173.0	7.2%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$160.6	$125.1	28.4%	$316.5	$239.2	32.3%
Intangible amortization expense	20.9	15.3	36.6%	39.9	29.7	34.3%
M&A-related expenses	1.2	3.8	(68.4)%	5.8	10.7	(45.8)%
Other non-recurring items	(6.8)	(0.8)	NMF	(7.7)	(0.8)	NMF
Adjusted operating income	$175.9	$143.4	22.7%	$354.5	$278.8	27.2%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	24.2%	20.7%	3.5 pp	24.2%	20.2%	4.0 pp
Intangible amortization expense	3.1%	2.5%	0.6 pp	3.1%	2.5%	0.6 pp
M&A-related expenses	0.2%	0.6%	(0.4) pp	0.4%	0.9%	(0.5) pp
Other non-recurring items	(1.0)%	(0.1)%	(0.9) pp	(0.6)%	(0.1)%	(0.5) pp
Adjusted operating margin	26.5%	23.7%	2.8 pp	27.1%	23.5%	3.6 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.83	$2.09	35.4%	$5.55	$3.91	41.9%

	Three months ended June 30,			Six months ended June 30,
(in millions)	2026	2025	Change	2026	2025	Change
Intangible amortization expense	0.40	0.26	53.8%	0.76	0.51	49.0%
M&A-related expenses	0.02	0.07	(71.4)%	0.11	0.19	(42.1)%
Other non-recurring items	(0.13)	(0.01)	NMF	(0.15)	(0.01)	NMF
Non-operating (gains) losses	(0.02)	(0.01)	NMF	—	0.03	NMF
Adjusted diluted net income per share	$3.10	$2.40	29.2%	$6.27	$4.63	35.4%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$155.7	$99.0	57.3%	$247.2	$190.0	30.1%
Capital expenditures	(33.2)	(36.6)	(9.3)%	(71.1)	(68.8)	3.3%
Free cash flow	$122.5	$62.4	96.3%	$176.1	$121.2	45.3%